EXHIBIT 23.6


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
California Steel Industries, Inc.:

We consent to the use of our report dated January 21, 2002 with respect to the consolidated balance sheets of California Steel Industries, Inc. and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in Amendment No. 1 to the Registration Statement on Form F-4 (No. 333-84696) of Vale Overseas Limited and Companhia Vale do Rio Doce.

                                                   KPMG LLP

Orange County, California
July 10, 2002